Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Bernard H. Clineburg,
September 19, 2013	Chairman, Chief Executive Officer
703-584-3400

National Decline in REFI Activity Causes

Decrease in Mortgage Production

TYSONS CORNER, Virginia — Cardinal Financial Corporation (NASDAQ: CFNL) (“Cardinal” or “Company”), has experienced a significant decrease in mortgage production related to the decline in refinance activity that has impacted the entire industry. For the third quarter of 2013, mortgage originations have decreased by approximately 40% compared to the second quarter. In addition, the marketing gain percentage for mortgages sold has decreased during the third quarter due to increasing competitive pressure related to the changing market conditions. There is no certainty that marketing gain percentages will return to recent historical levels.

Production volumes and margins are being closely monitored. Expense reduction and revenue enhancement measures have been and will continue to be implemented to offset the decrease in mortgage production and the decline in the marketing gain percentage. This process is on-going but the largest impact of these measures will not be realized until the fourth quarter of 2013.

Mortgage banking has been and will continue to be sensitive to changing market conditions. Despite the short term disruptions created by industry cyclicality, Cardinal’s management continues to look favorably upon its mortgage banking business, management and the industry as a whole.

Cardinal has always focused on purchase money activity as its primary source of loans creating loyalty with builders, realtors, and homeowners.  Cardinal’s mortgage loan officers are purchase money experts and have been growing that portion of its mortgage business by providing the best service in its markets.  This segment of the Company is being right sized as quickly as possible.

Since Cardinal is nearly at the close of the third quarter, the Company will not be commenting further on results until its earnings release on October 23, 2013.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $2.90 billion at June 30, 2013, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 28 conveniently located banking offices. Cardinal also operates George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 19 offices throughout the Washington Metropolitan region and Cardinal Wealth Services, Inc., a full-service brokerage company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

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